Filed Pursuant to Rule 424(b)(3)
Registration Number 333-239145

PROSPECTUS

Advance Auto Parts, Inc.

Offer to Exchange

Any and all of the outstanding 3.900% Notes due 2030

for registered 3.900% Notes due 2030

On April 16, 2020, we issued $500,000,000 aggregate principal amount of 3.900% Notes due 2030 (the “Original Notes”), in a private placement. We are offering to exchange (the “Exchange Offer”) all of the issued and outstanding Original Notes for newly issued and registered notes (the “Exchange Notes”). As used herein, the term “Notes” shall mean the Exchange Notes together with the Original Notes.

The Exchange Notes will have substantially identical terms to the Original Notes, except that the Exchange Notes will be registered under the Securities Act, the transfer restrictions, registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes, and the Exchange Notes will bear a different CUSIP number from the Original Notes. The Exchange Notes will be guaranteed on a senior unsecured basis by each of our subsidiaries that from time to time guarantees our credit facility. Each guarantee constitutes a separate security offered by the subsidiary guarantors.

Any Original Notes that remain outstanding after completion of the Exchange Offer, together with the Exchange Notes issued in the Exchange Offer, will be treated as a single series of securities under the Indenture (as defined herein). The Exchange Notes will be exchanged for Original Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not receive any proceeds from the issuance of Exchange Notes in the Exchange Offer.

The Exchange Offer expires at 5:00 p.m. New York City time on July 23, 2020, unless extended (the “Expiration Date”). You may withdraw tenders of Original Notes at any time prior to the expiration of the Exchange Offer.

We do not intend to list the Exchange Notes on any securities exchange or any automated quotation system.

Our common shares trade on The New York Stock Exchange under the symbol “AAP.”

See “Risk Factors” beginning on page 8 for a discussion of risk factors that you should consider prior to tendering your Original Notes in the Exchange Offer as well as the risk factors and other information contained or incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2020

This prospectus may only be used where it is legal to make the Exchange Offer and by a broker-dealer for resales of Exchange Notes acquired in the Exchange Offer where it is legal to do so.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the SEC, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Advance Auto Parts, Inc., 2635 East Millbrook Road, Raleigh, North Carolina 27604, Attn: Investor Relations, (919) 227-5466, invrelations@advanceautoparts.com. In order to receive timely delivery of any requested documents in advance of the Expiration Date, you should make your request no later than July 16, 2020, which is five full business days before you must make a decision regarding the Exchange Offer.

In making a decision regarding the Exchange Offer, you should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

None of Advance Auto Parts, Inc., the Exchange Agent or any affiliate of any of them makes any recommendation as to whether or not holders of Original Notes should exchange their Original Notes for Exchange Notes in response to the Exchange Offer.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or that the information incorporated by reference into this prospectus is accurate as of any date other than the date of the incorporated document. Neither the delivery of this prospectus nor any exchange made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available, upon request, to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

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FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, including the documents incorporated by reference herein, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “should,” “strategy,” “will,” or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about our strategic initiatives, operational plans and objectives, and outlook, future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect our views based on historical results, information currently available as of the date of this prospectus and assumptions related to future developments. Advance cautions investors that such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, factors related to the timing and implementation of strategic initiatives, the highly competitive nature of our industry, demand for our products and services, complexities in our inventory and supply chain, challenges with transforming and growing our business and factors related to the current global pandemic. Except as may be required by law, we undertake no obligation to update any forward-looking statements made in this prospectus, including the documents incorporated by reference herein. Please refer to “Risk Factors” for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or the documents incorporated by reference herein. This summary does not contain all of the information that you should consider in making a decision to continue your investment in the Original Notes or to tender your Original Notes in exchange for the Exchange Notes. You should read the following summary together with the entire prospectus, including the more detailed information regarding Advance and the Exchange Notes appearing elsewhere in this prospectus or the documents incorporated by reference herein. You should also carefully consider, among other things, the matters discussed in the sections entitled “Risk Factors” in this prospectus or the documents incorporated by reference in this prospectus, and the consolidated financial statements and the related notes incorporated by reference in this prospectus, before making a decision regarding the Exchange Offer.

In this prospectus, except as the context otherwise requires or as otherwise indicated, references to “Advance,” “we,” “us” and “our” refer to Advance Auto Parts, Inc., its subsidiaries and their respective operations on a consolidated basis.

Our Company

We are a leading automotive aftermarket parts provider in North America, serving both professional installers (“Professional”) and ‘do-it-yourself’ (“DIY”) customers as well as independently owned operators. Our stores and branches offer a broad selection of brand name, original equipment manufacturer (“OEM”) and private label automotive replacement parts, accessories, batteries and maintenance items for domestic and imported cars, vans, sport utility vehicles and light and heavy duty trucks. As of April 18, 2020, we operated 4,843 total stores and 168 branches primarily under the trade names “Advance Auto Parts,” “Autopart International,” “Carquest” and “Worldpac.”

We were founded in 1929 as Advance Stores Company, Incorporated and operated as a retailer of general merchandise until the 1980s. During the 1980s, we began targeting the sale of automotive parts and accessories to DIY customers. We initiated our Professional delivery program in 1996 and have steadily increased our sales to Professional customers since 2000. We have grown significantly as a result of comparable store sales growth, new store openings and strategic acquisitions.

Advance Auto Parts, Inc., a Delaware corporation, was incorporated in 2001 in conjunction with the acquisition of Discount Auto Parts, Inc. In 2014, we acquired General Parts International, Inc., a privately held company that was a leading distributor and supplier of original equipment and aftermarket automotive replacement products for Professional markets operating under the Carquest and Worldpac trade names.

Corporate Information

Our principal executive offices are located at 2635 East Millbrook Road, Raleigh, North Carolina 27604. Our telephone number is (540) 362-4911 and our website is www.AdvanceAutoParts.com. Information posted on our website is not incorporated into, and is not part of, this prospectus.

The Exchange Offer

The Exchange Offer	We are offering to exchange up to $500,000,000 aggregate principal amount of newly issued and registered 3.900% Notes due 2030 (the “Exchange Notes”) for an equal principal amount of our outstanding 3.900% Notes due 2030 (the “Original Notes”).

Purpose of the Exchange Offer	The Exchange Notes are being offered to satisfy our obligations under the registration rights agreement entered into at the time we issued and sold the Original Notes among us, the subsidiary guarantors party thereto, BofA Securities, Inc., SunTrust Robinson Humphrey, Inc. and J.P. Morgan Securities LLC, as representatives of the several initial purchasers of the Original Notes (the “Registration Rights Agreement”). Subject to limited exceptions, after the Exchange Offer is complete, you will not have any further rights under the Registration Rights Agreement, including any right to require us to register any of the Original Notes that you do not exchange, to file a shelf registration statement to cover resales of the Original Notes or to pay you the additional interest we agreed to pay to holders of Original Notes if we failed to satisfy our obligations under the Registration Rights Agreement.

The Notes

The Exchange Notes will have substantially identical terms to the Original Notes, except that the Exchange Notes will be registered under the Securities Act, the transfer restrictions, registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes, and the Exchange Notes will bear a different CUSIP number from the Original Notes. The Exchange Notes will be guaranteed on a senior unsecured basis by each of Advance’s current and future domestic subsidiaries that from time to time guarantees Advance’s $1.0 billion unsecured revolving credit facility or any other debt of Advance or any of its significant subsidiaries that is a guarantor. Each guarantee constitutes a separate security offered by the subsidiary guarantors. Any Original Notes that remain outstanding after completion of the Exchange Offer, together with the Exchange Notes issued in the Exchange Offer, will be treated as a single series of securities under the Indenture. Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

As used herein, the term “Notes” shall mean the Exchange Notes together with the Original Notes.

Denomination	The Exchange Notes will be issued only in minimum denominations of $2,000 and only integral multiples of $1,000 in excess thereof. No tender of Original Notes will be accepted if it results in the issuance of less than $2,000 principal amount of Exchange Notes.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on July 23, 2020 (the “Expiration Date”), unless we extend it, in which case Expiration Date means the latest date and time to which the Exchange Offer is extended.

Settlement Date	The Settlement Date for the Exchange Offer will be promptly after the Expiration Date.

Procedures for Tendering the Original Notes

If you wish to accept the Exchange Offer, you must tender your Original Notes and do the following on or prior to the Expiration Date:

•  if Original Notes are tendered in accordance with the book-entry procedures described under “The Exchange Offer— Book-Entry Delivery Procedures for Tendering Original Notes Held with DTC,” transmit an Agent’s Message to the Exchange Agent through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”), or

•  transmit a properly completed and duly executed letter of transmittal, or a facsimile copy thereof, to the Exchange Agent, including all other documents required by the letter of transmittal.

See “The Exchange Offer—Procedures for Tendering.”

Consequences of Failure to Exchange the Original Notes

You will continue to hold Original Notes, which will remain subject to their existing transfer restrictions, if you do not validly tender your Original Notes or you tender your Original Notes and they are not accepted for exchange. With some limited exceptions, we will have no obligation to register the Original Notes after we consummate the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

Conditions to the Exchange Offer

The Exchange Offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue any Exchange Notes in exchange for, any Original Notes, and we may terminate or amend the Exchange Offer if we determine in our reasonable judgment at any time before the Expiration Date that the Exchange Offer would violate applicable law or any applicable interpretation of the staff of the SEC. The foregoing conditions are for our sole benefit and may be waived by us at any time. In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any such Original Notes, if at any time any stop order is threatened or in effect with respect to:

•  the registration statement of which this prospectus constitutes a part; or

•  the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any of the foregoing events. If we make a material change to the terms of the Exchange Offer, we will, to the extent required by law, disseminate additional offer materials and extend the Exchange Offer.

Withdrawal Rights	Tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Original Notes, a notice of withdrawal must be actually received by the Exchange Agent at its address set forth in “The Exchange Offer—Exchange Agent” prior to 5:00 p.m., New York City time, on the Expiration Date. See “The Exchange Offer—Withdrawal.”

Registration Rights Agreement	We have undertaken the Exchange Offer pursuant to the terms of the Registration Rights Agreement. Under the Registration Rights Agreement, Advance agreed, among other things, to consummate an exchange offer for the Original Notes pursuant to an effective registration statement or to cause resales of the Original Notes to be registered. We have filed this registration statement to meet our obligations under the Registration Rights Agreement. If we fail to satisfy certain obligations under the Registration Rights Agreement, we are required to pay additional interest to holders of the Original Notes under specified circumstances. See “Registration Rights.”

Resale of the Exchange Notes	We believe the Exchange Notes that will be issued in the Exchange Offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. You should read the discussions under “The Exchange Offer” and “Plan of Distribution” for further information regarding the Exchange Offer and resale of the Exchange Notes.

Acceptance of Original Notes for Exchange and Delivery of Exchange Notes

Except in some circumstances, any and all Original Notes that are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly after such acceptance. See “The Exchange Offer—Acceptance of Original Notes for Exchange and Delivery of Exchange Notes.”

Exchange Agent	Wells Fargo Bank, National Association is serving as the Exchange Agent (the “Exchange Agent”).

Certain U.S. Federal Income Tax Considerations

We believe that the exchange of the Original Notes for the Exchange Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

The Exchange Notes

The following is a brief summary of the principal terms of the Exchange Notes. The terms of the Exchange Notes are identical in all material respects to those of the Original Notes except that the Exchange Notes will be registered under the Securities Act, the transfer restrictions, registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes, and the Exchange Notes will bear a different CUSIP number from the Original Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the Exchange Notes and the terms and provisions of the indenture that governs the Original Notes and will govern the Exchange Notes (the “Indenture”), see “Description of Exchange Notes.”

Issuer	Advance Auto Parts, Inc., a corporation duly organized and existing under the laws of the State of Delaware.

Securities Offered	Up to $500,000,000 aggregate principal amount of Exchange Notes.

Maturity	The Exchange Notes will mature on April 15, 2030.

Interest Rate and Payment Dates

The Exchange Notes will bear interest at a rate of 3.900% per year. Interest on the Exchange Notes will be payable in cash on April 15 and October 15 of each year, commencing on October 15, 2020.

The Exchange Notes will accrue interest from the most recent interest payment date to which interest on the Original Notes has been paid or, if no interest has been paid on the Original Notes, from April 16, 2020; provided that interest will only accrue with respect to the aggregate principal amount of Exchange Notes a holder receives, which may be less than the principal amount of Original Notes tendered for exchange. Except as set forth above, no accrued but unpaid interest will be paid with respect to Original Notes tendered for exchange.

Guarantees	The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis, by each of Advance’s current and future domestic subsidiaries that from time to time guarantees Advance’s $1.0 billion unsecured revolving credit facility or any other debt of Advance or any of its significant subsidiaries that is a guarantor. See “Description of Exchange Notes—Subsidiary Guarantees.”

Ranking

The Exchange Notes will be:

•  effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness;

•  structurally subordinated to any indebtedness of any of our subsidiaries that do not guarantee the Exchange Notes;

•  equal in right of payment with all of our existing and future senior indebtedness; and

•  senior in right of payment to all our existing and future subordinated indebtedness.

With respect to each subsidiary guarantor, the subsidiary guarantee will be:

•  effectively subordinated to any secured indebtedness of such subsidiary guarantor to the extent of the value of the assets securing such indebtedness;

•  structurally subordinated to any indebtedness of any subsidiaries of such subsidiary guarantor that do not guarantee the Exchange Notes;

•  equal in right of payment with such subsidiary guarantor’s existing and future senior indebtedness; and

•  senior in right of payment to such subsidiary guarantor’s existing and future subordinated indebtedness.

As of April 18, 2020, our total outstanding consolidated debt was approximately $1.7 billion (including our subsidiaries but excluding unused commitments). On June 1, 2020, we repaid $500.0 million of borrowings under our unsecured revolving credit facility. As of April 18, 2020, our subsidiary guarantors had no outstanding debt (excluding their guarantees of the Original Notes, our 4.50% Senior Unsecured Notes due January 15, 2022 (the “2022 Notes”), our 4.50% Senior Unsecured Notes due December 1, 2023 (the “2023 Notes and, together with the 2022 Notes, the “Existing Notes”), and the credit facility (which was repaid on June 1, 2020 as indicated above) and unused commitments).

Optional Redemption	Advance may redeem some or all of the Exchange Notes at any time and from time to time at the applicable redemption price described under the heading “Description of Exchange Notes—Optional Redemption.”

Change of Control Offer	In the event of a change of control triggering event as described herein, we will be required to offer to repurchase the Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. See “Description of Exchange Notes—Change of Control.”

Certain Covenants

Under the Indenture, we are subject to certain covenants, including with respect to:

•  incurrence of debt secured by liens; and

•  entry into sale and leaseback transactions.

These covenants are subject to a number of qualifications and exceptions. See “Description of Exchange Notes—Certain Covenants.”

Further Issuances of Exchange Notes

We may, from time to time, without notice to or the consent of the holders of the Exchange Notes, issue additional notes and create and issue additional series of debt securities having the same terms as and ranking equally and ratably with the Exchange Notes in all respects, as described under “Description of Exchange Notes—Further Issuances of Exchange Notes.”

DTC Eligibility	The Exchange Notes will be represented by global certificates deposited with, or on behalf of, DTC or its nominee. See “Description of Exchange Notes—Book-Entry; Delivery and Form.”

Same-Day Settlement	Beneficial interests in the Exchange Notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such beneficial interests will be settled in immediately available funds. See “Description of Exchange Notes—Same-Day Settlement in Respect of the Notes Represented by Global Notes.”

No Listing of the Exchange Notes	We do not intend to apply to list the Exchange Notes on any securities exchange or to have the Exchange Notes quoted on any automated quotation system.

Governing Law	The Exchange Notes and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee	Wells Fargo Bank, National Association.

Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of factors that should be carefully considered by holders of Original Notes before tendering their Original Notes pursuant to the Exchange Offer and investing in the Exchange Notes.

RISK FACTORS

The terms of the Exchange Notes are identical in all material respects to those of the Original Notes, except that the transfer restrictions, registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes. Before making a decision regarding the Registered Offer, you should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus, including the information in Part I, Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K, Part II, Item 1A, “Risk Factors,” in our most recent Quarterly Report on Form 10-Q and subsequent filings made with the SEC and incorporated by reference in this prospectus, before making an decision to continue your investment in the Original Notes or to tender your Original Notes in exchange for the Exchange Notes. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. See “Forward-Looking Statements” in this prospectus.

Risks Related to the Exchange Offer

The Exchange Offer may not be consummated.

The Exchange Offer is subject to the satisfaction of certain conditions, including if we determine in our reasonable judgment at any time before the Expiration Date that the Exchange Offer would violate applicable law or any applicable interpretation of the staff of the SEC. Even if the Exchange Offer is completed, it may not be completed on the schedule described in this prospectus.

Accordingly, holders participating in the Exchange Offer may have to wait longer than expected to receive the Exchange Notes, during which time those holders will not be able to effect transfers of their Original Notes tendered in the applicable Exchange Offer.

If you fail to exchange your Original Notes, they will continue to be restricted securities and will likely become less liquid.

Original Notes that you do not tender, or we do not accept, will, following the Exchange Offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue the Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering” and “The Exchange Offer—Conditions to the Exchange Offer.”

Because we anticipate that all or substantially all holders of Original Notes will elect to exchange their Original Notes in this Exchange Offer, we expect that the market for any Original Notes remaining after the completion of the Exchange Offer will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Original Notes outstanding. If you do not tender your Original Notes following the Exchange Offer, you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes is likely to be adversely affected.

Late deliveries of Original Notes and other required documents could prevent a holder from exchanging its Original Notes.

Holders are responsible for complying with all procedures of the Exchange Offer. The issuance of Exchange Notes in exchange for Original Notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of Original Notes who wish to exchange them for

Exchange Notes should allow sufficient time for timely completion of the Exchange Offer procedures. Neither we nor the Exchange Agent are obligated to extend the offer or notify you of any failure to follow the proper procedures or waive any defect if you fail to follow the proper procedures.

If you are a broker-dealer, your ability to transfer the Exchange Notes may be restricted.

A broker-dealer that purchased Original Notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the Exchange Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes. See “Plan of Distribution.”

Risks Related to the Notes

Our level of indebtedness, a downgrade in our credit ratings or a deterioration in global credit markets could limit the cash flow available for operations and could adversely affect our ability to service our debt or obtain additional financing.

As of April 18, 2020, our total outstanding consolidated debt was approximately $1.7 billion (including our subsidiaries but excluding unused commitments). On June 1, 2020, we repaid $500.0 million of borrowings under our unsecured revolving credit facility. As of April 18, 2020, our subsidiary guarantors had no outstanding debt (excluding their guarantees of the Original Notes, the Existing Notes and the credit facility (which was repaid on June 1, 2020 as indicated above) and unused commitments). Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our debt obligations. For example, our level of indebtedness could, among other things:

•	affect our liquidity by limiting our ability to obtain additional financing for working capital;

•	limit our ability to obtain financing for capital expenditures and acquisitions or make any available financing more costly;

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require us to dedicate all or a substantial portion of our cash flow to service our debt, which would reduce funds available for other business purposes, such as capital expenditures, dividends or acquisitions;

•	limit our flexibility in planning for or reacting to changes in the markets in which we compete;

•	place us at a competitive disadvantage relative to our competitors who may have less indebtedness;

•	render us more vulnerable to general adverse economic and industry conditions; and

•	make it more difficult for us to satisfy our financial obligations.

The indentures governing our Existing Notes contain restrictive covenants. In addition, our credit agreement governing our credit facility contains financial and other restrictive covenants. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt, including the Exchange Notes.

In addition, our overall credit rating may be negatively impacted by deteriorating and uncertain credit markets or other factors that may or may not be within our control. The interest rates on our unsecured revolving credit facility are linked directly to our credit ratings. Accordingly, any negative impact on our credit ratings would likely result in higher interest rates and interest expense on any borrowings under our unsecured revolving credit facility or future issuances of public debt and less favorable terms on other operating and financing arrangements. In addition, it could reduce the attractiveness of certain vendor payment programs whereby third-party institutions finance arrangements to our vendors based on our credit rating, which could result in increased working capital requirements.

Conditions and events in the global credit market could have a material adverse effect on our access to short and long-term borrowings to finance our operations and the terms and cost of that debt. It is possible that one or more of the banks that provide us with financing under our unsecured revolving credit facility may fail to honor the terms of our credit facility or be financially unable to provide the unused credit as a result of significant deterioration in such bank’s financial condition. An inability to obtain sufficient financing at cost-effective rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The Exchange Notes and the subsidiary guarantees will be unsecured and rank behind any secured creditors to the extent of the value of the collateral securing their claims.

The Exchange Notes will be senior unsecured indebtedness of Advance. The Exchange Notes initially will be guaranteed on an unsecured basis by certain of our subsidiaries. As of April 18, 2020, we had no secured indebtedness. To the extent that we or any of the subsidiary guarantors incur secured indebtedness in the future, holders of any secured indebtedness will have claims that are prior to your claims as holders of the Exchange Notes to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the Exchange Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Exchange Notes, including our Existing Notes. In that event, because the Exchange Notes will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

We can release guarantees from time to time without the consent of holders.

Under the terms of the Indenture, holders of the Exchange Notes will be deemed to have consented to the release of the guarantee of the Exchange Notes provided by a subsidiary guarantor, without any action required on the part of the trustee or any holder of the Exchange Notes, upon such subsidiary guarantor ceasing to guarantee or be an obligor with respect to our credit facility and certain other debt. Accordingly, if the lenders under our credit facility release a subsidiary guarantor from its guarantee of, or obligations as a borrower under, our credit facility, or if our credit facility is terminated in full, the obligations of our subsidiaries to guarantee the Exchange Notes will immediately terminate, unless our subsidiaries incur or guarantee obligations under any other credit facility or capital markets debt with an aggregate principal outstanding or committed amount of at least $25.0 million, and such obligations are not also released. In addition, a subsidiary guarantor will be released and relieved from all its obligations under its subsidiary guarantee in the other circumstances set out below in “Description of Exchange Notes—Subsidiary Guarantees.” Any such release would result in any debt or other obligations of the applicable subsidiary becoming structurally senior to the Exchange Notes.

We may not be able to repurchase the Exchange Notes upon a change of control triggering event.

Upon a change of control triggering event, as defined under the Indenture, we are required to offer to repurchase all of the Exchange Notes then outstanding at a price equal to 101% of the principal amount of the Exchange Notes repurchased, plus accrued interest. If a change of control triggering event were to occur, we may not have sufficient funds to pay the repurchase price for the outstanding Exchange Notes tendered, and we expect that it would require third-party financing; however, we may not be able to obtain such financing on favorable terms, if at all. In addition, the occurrence of a change of control triggering event may result in an event of default under, or require us to purchase, our other existing or future senior indebtedness. Moreover, the exercise by the holders of their right to require us to purchase the Exchange Notes could cause a default under its existing or future senior indebtedness, even if the occurrence of a change of control triggering event does not, due to the financial effect of such purchase on us. Our failure to purchase tendered Exchange Notes at a time when the purchase is required by the Indenture would constitute an event of default under the Indenture, which, in turn, may constitute an event of default under future debt. See “Description of Exchange Notes—Change of Control.”

Advance is a holding company and is dependent on dividends and other distributions from its subsidiaries.

Advance is a holding company with no direct operations. We have no significant assets other than equity interests in our subsidiaries. As a result, our ability to make required payments on the Exchange Notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions may be restricted by provisions in credit instruments, applicable state business organization laws and other laws and regulations. If our subsidiaries are prevented from distributing funds to us, we may be unable to pay all of the principal and interest on the Exchange Notes when due.

An active trading market for the Exchange Notes may not develop.

The Exchange Notes are a new issue of securities with no established trading market. We do not intend to apply for a listing of the Exchange Notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the Exchange Notes will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell the Exchange Notes. Further, there can be no assurance as to the liquidity of any market that may develop for the Exchange Notes, your ability to sell the Exchange Notes or the price at which you will be able to sell the Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Exchange Notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the Exchange Notes;

•	the outstanding amount of the Exchange Notes;

•	the terms related to optional redemption of the Exchange Notes; and

•	the level, direction and volatility of market interest rates generally.

Your right to receive payments on the Exchange Notes could be adversely affected if any of our subsidiaries that are not guarantors declare bankruptcy, liquidate or reorganize.

Not all of our subsidiaries will guarantee the Exchange Notes, and those subsidiaries may incur debt and other liabilities, to the extent permitted by the Indenture. In the event of any bankruptcy, liquidation or reorganization of any of our subsidiaries that are not guarantors, the rights of the holders of the Exchange Notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the Exchange Notes will be structurally subordinated to the outstanding and other liabilities, including trade payables, of our subsidiaries that are not guarantors. As of and for the sixteen weeks ended April 18, 2020, our subsidiaries that are not guarantors had no outstanding indebtedness and had other liabilities of approximately $343.4 million (excluding intercompany liabilities), all of which are structurally senior to the Exchange Notes.

In addition, the Indenture does not prohibit our subsidiaries, including our subsidiaries that are not guarantors, from incurring additional indebtedness (subject to certain limitations on indebtedness secured by liens on property or assets), which could be structurally senior to the Exchange Notes and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries, including our subsidiaries that are not guarantors.

The indebtedness represented by the Exchange Notes and the subsidiary guarantees may be unenforceable due to voidable transfer statutes.

Under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided, or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such subsidiary guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts, as they become absolute and mature; or

•	it could not pay its debts as they become due.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Pursuant to the Registration Rights Agreement, we agreed, for the benefit of the holders of Original Notes, at our expense, to use our commercially reasonable efforts to prepare and file with the SEC a registration statement with respect to a registered offer to exchange the Original Notes for Exchange Notes, which will have substantially identical terms in all material respects to the Original Notes, except that the Exchange Notes will be registered under the Securities Act, the transfer restrictions, registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes, and the Exchange Notes will bear a different CUSIP number from the Original Notes. See “Registration Rights.”

Terms of the Exchange Offer

Advance is offering holders of the Original Notes the opportunity to exchange any and all of their Original Notes for the Exchange Notes. This prospectus and the accompanying letter of transmittal (the “letter of transmittal”) contain the terms and conditions of the Exchange Offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together constitute the Exchange Offer, we will accept for exchange the Original Notes which are properly tendered on or prior to the Expiration Date, unless you have previously withdrawn them.

When you tender Original Notes as provided below, our acceptance of the Original Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal. In tendering Original Notes, you should also note the following important information:

•

The Original Notes may be tendered only in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who do not tender all of their Original Notes should ensure that they retain a principal amount of Original Notes amounting to at least the minimum denomination equal to $2,000. The Exchange Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No tender of Original Notes will be accepted if it results in the issuance of less than $2,000 principal amount of Exchange Notes.

•

The Exchange Offer will remain open for 20 business days after the date notice is mailed to the holders of the Original Notes, or longer if required by applicable law. We are sending this prospectus, together with the letter of transmittal, on June 24, 2020, to all of the registered holders of Original Notes.

•	The Exchange Offer expires at 5:00 p.m., New York City time, on July 23, 2020; provided, however, that we, in our sole discretion, may extend the period of time for which the Exchange Offer is open.

•	The Exchange Offer is not conditioned upon any minimum principal amount of the Original Notes being tendered.

•	Our obligation to accept the Original Notes for exchange in the Exchange Offer is subject to the conditions described under “—Conditions to the Exchange Offer.”

•

We expressly reserve the right, at any time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance of any Original Notes, by giving oral (promptly followed in writing) or written notice of an extension to the Exchange Agent and notice of that extension to the holders of the Original Notes as described below. During any extension, all Original Notes previously tendered will remain subject to the Exchange Offer unless withdrawal rights are exercised as described under “—Withdrawal.” Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder of the Original Notes promptly after the expiration or termination of the Exchange Offer.

•

We expressly reserve the right to amend or terminate the Exchange Offer, and to not accept for exchange any Original Notes that we have not yet accepted for exchange, at any time prior to the Expiration Date. If we make a material change to the terms of the Exchange Offer, including the waiver of a material condition, we will, to the extent required by law, disseminate additional offer materials and extend the period of time during which the Exchange Offer is open so that at least five business days remain in the Exchange Offer following notice of a material change.

•

Original Notes which are not tendered for exchange, or are tendered but not accepted, in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement.

•

We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making to us the representations described under “—Resale of the Exchange Notes.”

Expiration Date; Extensions; Termination; Amendments

The Exchange Offer expires on the Expiration Date, which is 5:00 p.m., New York City time, on July 23, 2020, subject to Advance’s right to extend that time and date in Advance’s sole discretion (which right is subject to applicable law), in which case the Expiration Date means the latest time and date to which the Expiration Date is extended. To extend the Expiration Date, Advance will notify the Exchange Agent and will make a public announcement thereof before 5:00 p.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension of the Expiration Date, all Original Notes previously tendered in extended Exchange Offer will remain subject to the Exchange Offer and may be accepted for exchange by Advance.

Subject to applicable law, Advance expressly reserves the right, in its sole discretion and with respect to the Exchange Offer, to:

•	delay accepting any of the Original Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept any Original Notes;

•	extend the Expiration Date;

•	terminate the Exchange Offer and return all tendered Original Notes to the respective tendering holders; and

•

amend, modify or waive, in whole or in part, at any time, or from time to time, the terms of the Exchange Offer in any respect, including waiver of any conditions to consummation of any of the Exchange Offer.

If any termination or material amendment occurs, we will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Additionally, in the event of a material amendment or change in the Exchange Offer, which would include any waiver of a material condition hereof, we will extend the Exchange Offer, if necessary, so that at least five business days remain in the Exchange Offer following notice of the material amendment or change, as applicable. Unless we terminate the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, we will exchange the Exchange Notes for the tendered Original Notes promptly after the Expiration Date and will issue to the Exchange Agent Exchange Notes for Original Notes validly tendered, not withdrawn and accepted for exchange. Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the Exchange Offer. See “—Acceptance of Original Notes for Exchange and Delivery of Exchange Notes.”

Settlement Date

The Settlement Date for the Exchange Offer will be promptly after the Expiration Date. Advance will not be obligated to deliver Exchange Notes unless the applicable Exchange Offer is consummated.

Procedures for Tendering

If you wish to participate in the Exchange Offer and your Original Notes are held by a custodial entity such as a commercial bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Original Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline. Beneficial owners are urged to appropriately instruct their commercial bank, broker, dealer, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for their instruction. It is your responsibility to properly tender your Original Notes.

To participate in the Exchange Offer, you must either:

•

complete, sign and date the letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, including guaranteeing the signatures to the letter of transmittal, if required, and mail or otherwise deliver the letter of transmittal, or a facsimile thereof, together with the certificates representing your Original Notes specified in the letter of transmittal, to the Exchange Agent at the address set forth in the letter of transmittal, for receipt prior to the Expiration Date; or

•	comply with the ATOP procedures for book-entry transfer described below prior to the Expiration Date.

The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for ATOP with respect to book-entry notes held through DTC. The letter of transmittal, or a facsimile thereof, with any required signature guarantees or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal and consent, and any other required documents, must be transmitted to and received by the Exchange Agent prior to the Expiration Date at its address listed below under “—Exchange Agent.” Original Notes will not be deemed to have been tendered until the letter of transmittal and signature guarantees, if any, or an agent’s message is received by the Exchange Agent. There are not any guaranteed delivery procedures applicable to the Exchange Offer under the terms of the Exchange Offer.

The method of delivery of Original Notes, the letter of transmittal and all other required documents to the Exchange Agent, including delivery through DTC and any acceptance or agent’s message delivered through ATOP, is at the election and risk of the holder of the Original Notes. For documents, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the Exchange Agent prior to the Expiration Date. Do not send the letter of transmittal or any Original Notes to anyone other than the Exchange Agent.

If you are tendering your Original Notes in exchange for Exchange Notes and anticipate delivering your letter of transmittal and other documents other than through DTC, Advance urges you to promptly contact a bank, broker or other intermediary that has the capability to hold notes custodially through DTC to arrange for receipt of any Exchange Notes to be delivered pursuant to the Exchange Offer and to obtain the information necessary to provide the required DTC participant with account information in the letter of transmittal.

Book-Entry Delivery Procedures for Tendering Original Notes Held with DTC

If you wish to tender Original Notes held on your behalf by a nominee with DTC, you must:

•	inform your nominee of your interest in tendering your Original Notes pursuant to the Exchange Offer; and

•	instruct your nominee to tender all Original Notes you wish to be tendered in the Exchange Offer into the Exchange Agent’s account at DTC prior to the Expiration Date.

Any financial institution that is a nominee of DTC, including Euroclear and Clearstream, must tender Original Notes by effecting a book-entry transfer of Original Notes to be tendered in the Exchange Offer into the account of the Exchange Agent at DTC by electronically transmitting its acceptance of the Exchange Offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the Exchange Agent and forming part of a book-entry confirmation, that states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”) tendering Original Notes, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Advance may enforce the agreement against the participant. The letter of transmittal need not accompany tenders effected through ATOP.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the Exchange Offer, we will not be required to accept for exchange, or to issue the Exchange Notes in exchange for, any of the Original Notes and may terminate or amend the Exchange Offer, if we determine in our reasonable judgment at any time before the Expiration Date that the Exchange Offer would violate applicable law or any applicable interpretation of the staff of the SEC.

In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any such Original Notes, if at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

We reserve the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any of the foregoing events.

In addition, we will not be obligated to accept for exchange the Original Notes of any holder that has not made to us the representations described in the letter of transmittal and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the Exchange Notes under the Securities Act.

The foregoing conditions are for our sole benefit and may be waived by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. The rights described in the prior paragraphs are ongoing rights which we may assert at any time and from time to time.

Proper Execution and Delivery of the Letter of Transmittal

Signatures on the letter of transmittal or notice of withdrawal described under “—Withdrawal,” as the case may be, must be guaranteed by an eligible guarantor institution unless the Original Notes tendered pursuant to the letter of transmittal are tendered for the account of an eligible guarantor institution. An “eligible guarantor institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as such terms are used in Rule 17Ad-15):

•	a bank;

•	a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If signatures on the letter of transmittal or notice of withdrawal are required to be guaranteed, that guarantee must be made by an eligible guarantor institution.

If the letter of transmittal is signed by the holders of Original Notes tendered thereby, the signatures must correspond with the names as written on the face of the Original Notes without any change whatsoever. If any of the Original Notes tendered thereby are held by two or more holders, each holder must sign the letter of transmittal. If any of the Original Notes tendered thereby are registered in different names on different Original Notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If Original Notes that are not tendered for exchange pursuant to the Exchange Offer are to be returned to a person other than the tendering holder, certificates for those Original Notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the holder of any Original Notes set forth in the letter of transmittal, such Original Notes must be properly endorsed or accompanied by a properly completed bond power, signed by the holder exactly as the holder’s name appears on such Original Notes and signatures on such Original Notes must be guaranteed by an eligible guarantor institution. If the letter of transmittal or any Original Notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Advance, evidence satisfactory to Advance of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal, or a facsimile thereof, the tendering holder of Original Notes waives any right to receive any notice of the acceptance for exchange of their Original Notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing Original Notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If those instructions are not given, Original Notes not tendered or exchanged will be returned to the tendering holder.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Original Notes will be determined by Advance in its sole discretion, which determination will be final and binding. Advance reserves the absolute right to reject any and all tendered Original Notes determined by Advance not to be in proper form or not to be tendered validly or any tendered Original Notes acceptance of which by Advance would, in the opinion of Advance’s counsel, be unlawful. Advance also reserves the right to waive, in its sole discretion, any defects, irregularities or conditions of tender as to particular Original Notes, whether or not waived in the case of other Original Notes. Advance’s interpretation of the terms and conditions of the Exchange Offer, including the terms and instructions in the letter of transmittal and consent, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time Advance determines. Although Advance intends to notify holders of Original Notes of defects or irregularities with respect to tenders of Original Notes, none of Advance, the Exchange Agent, or any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Original Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

Any holder whose Original Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for indemnifying the trustee in a manner satisfactory to it. Holders may contact the Exchange Agent for assistance with these matters.

Withdrawal

You can withdraw your tender of Original Notes at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date (the “Withdrawal Deadline”).

Tenders of any Original Notes in the Exchange Offer may be validly withdrawn at any time prior to the Withdrawal Deadline, but will thereafter be irrevocable, even if Advance otherwise extends the Exchange Offer beyond the Expiration Date, except in certain limited circumstances where additional withdrawal rights are required by law. Tenders submitted in the Exchange Offer after the Withdrawal Deadline will be irrevocable, except in the limited circumstances where additional withdrawal rights are required by law.

For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent prior to the Withdrawal Deadline at its address listed below under “—Exchange Agent.” The withdrawal notice must:

•	specify the name of the tendering holder of Original Notes;

•	bear a description of the Original Notes to be withdrawn;

•	specify, in the case of Original Notes tendered by delivery of certificates for such Original Notes, the certificate numbers shown on the particular certificates evidencing such Original Notes;

•	specify the aggregate principal amount represented by those Original Notes;

•

specify, in the case of Original Notes tendered by delivery of certificates for such Original Notes, the name of the registered holder, if different from that of the tendering holder, or specify, in the case of Original Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Original Notes; and

•

be signed by the holder of those Original Notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to Advance that the person withdrawing the tender has succeeded to the beneficial ownership of those Original Notes.

The signature on any notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Original Notes have been tendered for the account of an eligible guarantor institution.

Withdrawal of tenders of Original Notes may not be rescinded, and any Original Notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. Validly withdrawn Original Notes may, however, be retendered by again following the procedures described in “—Procedures for Tendering” above prior to the Expiration Date.

Resale of the Exchange Notes

Under existing interpretations of the SEC staff contained in several no-action letters to third parties, the Exchange Notes would in general be freely transferable by holders thereof (other than affiliates of us) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Original Notes participating in the Exchange Offer, as set forth below). The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, the Morgan Stanley & Co. Incorporated letter, which was made available by the SEC on June 5, 1991, the K-III Communications Corporation letter, which was made available by the SEC on May 14,

1993, and the Shearman & Sterling letter, which was made available by the SEC on July 2, 1993. None of Advance, the subsidiary guarantors or any of their respective affiliates have entered into any arrangement or understanding with any person to distribute the securities to be received in the Exchange Offer and, to the best of our information and belief, each person participating in the Exchange Offer is (i) neither an “affiliate” of Advance or any of the subsidiary guarantors within the meaning of Rule 405 under the Securities Act, nor a broker-dealer acquiring the securities in exchange for securities acquired directly from Advance or any of the subsidiary guarantors for its own account, (ii) acquiring the securities in its ordinary course of business and (iii) is not engaged in, and does not intend to engage in, the distribution of the securities to be received in the Exchange Offer and has no arrangement or understanding with any person to participate in the distribution of the securities to be received in the Exchange Offer.

However, any holder of Original Notes who is an “affiliate” of ours or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes:

•	will not be able to rely on such SEC interpretation;

•	will not be able to tender its Original Notes in the Exchange Offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Original Notes unless such sale or transfer is made pursuant to an exemption from those requirements.

We acknowledge that such secondary resale transactions should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K promulgated under the Securities Act.

By executing, or otherwise becoming bound by, the letter of transmittal, each holder of the Original Notes will represent that:

•	it is not an affiliate of ours;

•	it is not a broker-dealer tendering notes acquired directly from us for its own account;

•	the Exchange Notes to be received by it will be acquired in the ordinary course of its business; and

•

it is not engaged and does not intend to engage in, and has no arrangement or understanding with any person, to participate in the distribution, within the meaning of the Securities Act, of the Exchange Notes.

We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the Exchange Offer, and there can be no assurance that the SEC staff would make a similar determination with respect to the Exchange Notes as it has made in previous no-action letters.

In addition, in connection with any resales of the Exchange Notes, any broker-dealer that acquired Exchange Notes for its own account as a result of market-making or other trading activities (an “exchanging broker-dealer”) must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes with the prospectus contained in the exchange offer registration statement. Under the Registration Rights Agreement, we will be required for a limited period to allow exchanging broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of Exchange Notes

The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes, other than a resale of an unsold allotment from the original sale of the Original Notes, by delivery of the prospectus contained in the Exchange Offer registration statement.

Absence of Appraisal and Dissenters’ Rights

Holders of the Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

Acceptance of Original Notes for Exchange and Delivery of Exchange Notes

On the Settlement Date, the Exchange Notes to be issued in exchange for the Original Notes tendered and accepted in the Exchange Offer will be delivered in book-entry form.

Advance will be deemed to accept the Original Notes that have been validly tendered by holders and that have not been validly withdrawn before the Withdrawal Deadline as provided in this prospectus when, and if, Advance gives oral or written notice of acceptance to the Exchange Agent. Following receipt of that notice by the Exchange Agent and subject to the terms and conditions of the Exchange Offer, delivery of the Exchange Notes will be made by the Exchange Agent on the Settlement Date. The Exchange Agent will act as agent for tendering holders of Original Notes for the purpose of receiving Original Notes and transmitting Exchange Notes as of the Settlement Date. If any tendered Original Notes are not accepted for any reason described in the terms and conditions of the Exchange Offer, such unaccepted Original Notes will be returned without expense to the tendering holders promptly after the expiration or termination of the Exchange Offer.

If, for any reason, acceptance for exchange of tendered Original Notes, or issuance of Exchange Notes in exchange for validly tendered Original Notes, is delayed, or Advance is unable to accept tendered Original Notes for exchange or to issue Exchange Notes in exchange for validly tendered Original Notes, then the Exchange Agent may, nevertheless, on behalf of Advance, retain the tendered Original Notes, without prejudice to the rights of Advance described under “—Expiration Date; Extensions; Termination; Amendments,” “—Conditions to the Exchange Offer” and “—Withdrawal” above, but subject to Rule 14e-1 under the Exchange Act, which requires that Advance return the Original Notes tendered promptly after the termination or withdrawal of the Exchange Offer, and the tendered Original Notes may not be withdrawn.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the Exchange Agent for the Exchange Offer. Letters of transmittal and all other correspondence in connection with the Exchange Offer, including questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal, should be sent or delivered by each holder of the Original Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the Exchange Agent at (612) 667-9764 or toll free at (800) 344-5128, Option 0, or the following address:

By Registered or Certified Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9300-070

600 Fourth Street

Minneapolis, MN 55402

By Regular Mail or Overnight Courier:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9300-070

600 Fourth Street

Minneapolis, MN 55402

In Person by Hand Only:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9300-070

600 Fourth Street

Minneapolis, MN 55402

Holders of Original Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offer.

Solicitation of Tenders; Fees and Expenses

We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses.

Advance will bear the expenses of soliciting tenders of the Original Notes. Solicitations of holders may be made by mail, e-mail, telephone, facsimile transmission, in person and otherwise by any Exchange Agent as well as by Advance officers and other employees and those of Advance affiliates. No additional compensation will be paid to any officers or employees who engage in soliciting exchanges.

Holders tendering their Original Notes accepted in the Exchange Offer will not be obligated to pay brokerage commissions or fees to Advance, the Exchange Agent or, except as set forth below, to pay transfer taxes with respect to the exchange of their Original Notes. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance would not be in compliance with the laws of the jurisdiction.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of Original Notes in the Exchange Offer unless you instruct Advance to issue or cause to be issued Exchange Notes, or request that Original Notes not tendered or accepted in the Exchange Offer be returned, to a person other than the tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder and/or withheld from any amounts due with respect to the Original Notes tendered by such holder.

Consequences of Failure to Exchange

As a consequence of the offer or sale of the Original Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of Original Notes who do not exchange Original Notes for Exchange Notes in the Exchange Offer will continue to be subject to the restrictions on transfer of the Original Notes. In general, the Original Notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Upon completion of the Exchange Offer, due to the restrictions on transfer of the Original Notes and the absence of similar restrictions applicable to the Exchange Notes, it is highly likely that the market, if any, for Original Notes will be relatively less liquid than the market for Exchange Notes. Consequently, holders of Original Notes who do not participate in the Exchange Offer could experience significant diminution in the value of their Original Notes compared to the value of the Exchange Notes.

NONE OF ADVANCE OR THE TRUSTEE WITH RESPECT TO THE EXCHANGE NOTES, THE EXCHANGE AGENT, OR ANY AFFILIATE OF ANY OF THEM, MAKES ANY RECOMMENDATION AS TO WHETHER HOLDERS OF THE ORIGINAL NOTES SHOULD EXCHANGE THEIR ORIGINAL NOTES FOR EXCHANGE NOTES IN RESPONSE TO THE EXCHANGE OFFER.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated by this prospectus, we will receive, in exchange, an equal principal amount of the Original Notes. Original Notes surrendered in exchange for Exchange Notes will be retired and cannot be reissued.

DESCRIPTION OF EXCHANGE NOTES

The Original Notes were, and the Exchange Notes will be, issued under an indenture, dated as of April 16, 2020 (the “Indenture”), among us, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee. The terms of the Original Notes and the Registered Notes will include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Any Original Notes that remain outstanding after completion of the Exchange Offer, together with the Exchange Notes issued in the Exchange Offer, will be treated as a single series of securities under the Indenture. References to the “Notes” include the Original Notes and the Exchange Notes. The Original Notes constitute, and the Exchange Notes will constitute, debt securities issued under the Indenture.

In this description, the words “we,” “us,” “our” and “Advance Auto Parts” refer only to Advance Auto Parts, Inc. and not to any of its subsidiaries.

The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture, including, without limitation, the definitions of certain terms in the Indenture, and to the Exchange Notes. Copies of the Indenture are available upon request at the address indicated under “Where You Can Find More Information.”

The Exchange Notes will have terms identical in all material respects to the Original Notes, except that the Exchange Notes will be registered under the Securities Act, the transfer restrictions, registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes, and the Exchange Notes will bear a different CUSIP number from the Original Notes.

General

The Registered Notes will be issued only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 above that amount. The Registered Notes initially will be represented by one or more global certificates registered in the name of a nominee of The Depository Trust Company (“DTC”) as described under “—Book-Entry, Delivery and Form.”

The trustee, through its corporate trust office in New York City, acts as our paying agent and security registrar in respect of the Notes. The current location of such corporate trust office is 150 East 42nd Street, 40th Floor, New York, New York 10017. So long as the Exchange Notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by us through the paying agent to DTC.

The Exchange Notes will not be entitled to the benefit of any sinking fund.

The Exchange Notes will be fully and unconditionally guaranteed on an unsubordinated unsecured basis by each of our subsidiaries that incurs or guarantees obligations under our Credit Facility or any other Credit Facility Debt or Capital Markets Debt (each as defined under “—Subsidiary Guarantees”).

Principal, Maturity and Interest

The Exchange Notes will mature on April 15, 2030. Each of the Original Notes and the Exchange Notes are initially limited in aggregate principal amount to $500,000,000. Interest on the Exchange Notes will accrue at a rate of 3.900% per annum and will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2020. We will pay interest to those persons who were holders of record on the April 1 or October 1 immediately preceding each interest payment date. If we deliver global notes to the trustee for cancellation on a date that is after the record date and on or before the corresponding interest payment date, then interest shall be paid in accordance with the provisions of DTC. Interest on each Exchange Note will accrue (i) from the later of (A) the last interest payment date on which interest was paid on the Original Note surrendered in exchange therefor or (B) if the Original Note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, or (ii) if no interest has been paid on such Original Note, from April 16, 2020. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subsidiary Guarantees

Advance Stores Company, Incorporated, our direct subsidiary, is the borrower under our Credit Facility (as defined below), and we guarantee its obligations thereunder. Certain of the domestic subsidiaries of Advance Stores Company, Incorporated provide or may provide guarantees of our Credit Facility.

Our obligations under the Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on an unsubordinated unsecured basis by each of our subsidiaries that incurs or guarantees the Credit Facility or any other of our or any of our subsidiaries’ Credit Facility Debt or any Capital Markets Debt. Each subsidiary guarantee will rank equally in right of payment with all existing and future liabilities of the applicable subsidiary guarantor that are not subordinated. Each subsidiary guarantee will effectively rank junior to any secured indebtedness of its respective subsidiary guarantor to the extent of the value of the assets securing such indebtedness. Under the terms of the guarantees, holders of the Exchange Notes will not be required to exercise their remedies against us before they proceed directly against the subsidiary guarantors.

For purposes of the guarantee provisions of the Indenture, the following terms are defined as follows:

“Capital Markets Debt” means any debt for borrowed money that (i) is in the form of, or represented by, bonds, notes, debentures or other securities (other than promissory notes or similar evidences of debt under a credit agreement) and (ii) has an aggregate principal amount outstanding of (A) at least $25.0 million, at any time that any Existing Notes remain outstanding or (B) at least $75.0 million at any time that no Existing Notes remain outstanding.

“Credit Facility” means the credit agreement, dated as of January 31, 2017, among us, Advance Stores Company, Incorporated, the lenders referred to therein and Bank of America, N.A., as administrative agent, as amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Credit Facility Debt” means any debt for borrowed money that (i) is incurred pursuant to a credit agreement, including pursuant to the Credit Facility or other agreement providing for revolving credit loans, term loans or other debt entered into between us or any of our subsidiaries and any lender or group of lenders and (ii) has an aggregate principal amount outstanding or committed of (A) at least $25.0 million, at any time that any Existing Notes remain outstanding or (B) at least $75.0 million at any time that no Existing Notes remain outstanding.

“Existing Notes” means our 4.50% Senior Unsecured Notes due January 15, 2022 and 4.50% Senior Unsecured Notes due December 1, 2023.

“subsidiary guarantor” means each of our subsidiaries that is or becomes a guarantor under the Indenture.

Under the Indenture, the holders of the Notes will be deemed to have consented to the release of the guarantee of the Notes provided by a subsidiary guarantor, without any action required on the part of the trustee or any holder of the Notes, upon such subsidiary guarantor ceasing to guarantee or be an obligor with respect to the Credit Facility or any other Credit Facility Debt and Capital Markets Debt of us or any subsidiary. Accordingly, if the lenders under the Credit Facility release a subsidiary guarantor from its guarantee of, or obligations as a borrower under, the Credit Facility, or if the Credit Facility is terminated in full, the obligations of our subsidiaries to guarantee the Notes will immediately terminate, unless our subsidiaries incur or guarantee obligations under any other Credit Facility Debt or Capital Markets Debt. We will give prompt written notice to the trustee of the automatic release of any subsidiary guarantor. If any of our subsidiaries incur or guarantee obligations under any Credit Facility Debt or Capital Markets Debt while the Notes are outstanding, then such subsidiaries will be required to guarantee the Notes.

In addition, a subsidiary guarantor will be released and relieved from all its obligations under its subsidiary guarantee in the following circumstances, each of which is permitted by the Indenture:

•

upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of such subsidiary guarantor (other than to us or any of our affiliates); or

•	upon the sale or disposition of all or substantially all the property of such subsidiary guarantor (other than to any of our affiliates other than another subsidiary guarantor);

provided, however, that, in each case, after giving effect to such transaction, such subsidiary is no longer liable for any guarantee or other obligations in respect of any of our or our subsidiaries’ Credit Facility Debt or Capital Markets Debt.

The subsidiary guarantee of a subsidiary guarantor also will be released if we exercise our legal defeasance or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged as described under “—Discharge of the Indenture.” At our written instruction, the trustee will execute and deliver any documents, instructions or instruments evidencing any such release.

The Notes are guaranteed by certain of our domestic subsidiaries. If a subsidiary becomes obligated to guarantee the Notes after the date of the Indenture, then we shall cause such subsidiary, within 30 days, to (A) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such subsidiary shall fully and unconditionally guarantee all of our obligations under the Notes and the Indenture and (B) deliver to the trustee an opinion of counsel to the effect that (i) such supplemental indenture and guarantee of the Notes has been duly executed and authorized and (ii) such supplemental indenture and guarantee of the Notes constitutes a valid, binding and enforceable obligation of such subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws and except insofar as enforcement thereof is subject to general principles of equity. Any such guarantee of the Notes shall be equal in ranking, or pari passu, or senior in right of payment with the guarantee or other obligation giving rise to the obligation to guarantee the Notes. The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Ranking

The Exchange Notes will be:

•	our unsubordinated unsecured obligations,

•	effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness,

•	structurally subordinated to any indebtedness of any of our subsidiaries that do not guarantee the Exchange Notes,

•	pari passu with all our existing and future unsubordinated indebtedness, and

•	senior in right of payment to all our existing and future subordinated indebtedness.

With respect to each subsidiary guarantor, the subsidiary guarantee will be:

•	an unsubordinated unsecured obligation of such subsidiary guarantor,

•	effectively subordinated to any secured indebtedness of such subsidiary guarantor to the extent of the value of the assets securing such indebtedness,

•	structurally subordinated to any indebtedness of any subsidiaries of such subsidiary guarantor that do not guarantee the Exchange Notes,

•	pari passu with such subsidiary guarantor’s existing and future unsubordinated indebtedness, and

•	senior in right of payment to such subsidiary guarantor’s existing and future subordinated indebtedness.

We only have a stockholder’s claim on the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of the Exchange Notes will only be creditors of us and our subsidiary guarantors. In the case of subsidiaries that are not subsidiary guarantors, all of the existing and future liabilities of these subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the Exchange Notes.

The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party, including the Credit Facility. We may not be able to pay the cash purchase price if a holder requires us to repurchase Exchange Notes as described below under “—Change of Control.”

Our subsidiaries have other liabilities, including contingent liabilities that may be significant. The Indenture does not contain any limitations on the amount of additional debt that we and our subsidiaries may incur. The amount of this debt could be substantial, and this debt may be debt of our subsidiaries that are not subsidiary guarantors, in which case this debt would be effectively senior in right of payment to the Exchange Notes.

Further Issuances of Notes

We may, from time to time, without notice to or the consent of the holders of the Notes, increase the principal amount of Notes under the Indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the Notes previously issued, and such additional notes will form a single series with the previously issued Notes, including for voting purposes, provided that any additional notes that are not fungible with the Notes for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number from the Notes. In addition, we may from time to time create and issue additional series of debt securities having the same terms as and ranking equally and ratably with the Notes in all respects.

Optional Redemption

Prior to the Par Call Date, the Exchange Notes will be redeemable in whole or in part at any time and from time to time, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the Exchange Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Exchange Notes to be redeemed that would have been made if such Exchange Notes matured on the Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then-current Treasury Rate, plus 50 basis points, plus accrued interest thereon to but excluding the redemption date.

On or after the Par Call Date, the Exchange Notes will be redeemable in whole or in part at any time and from time to time, at our option, at a redemption price equal to 100% of the principal amount of the Exchange Notes to be redeemed plus accrued interest thereon to but excluding the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by us as having a maturity comparable to the remaining term (as measured from the date of redemption assuming such Exchange Notes matured on the Par Call Date) (the “Remaining Life”) of the Exchange Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Exchange Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Par Call Date” means January 15, 2030 (three months prior to the maturity date of the Exchange Notes).

“Reference Treasury Dealers” means each of BofA Securities, Inc. and J.P. Morgan Securities LLC and their respective successors, and any other primary Treasury dealer we select. If any of the foregoing ceases to be a primary U.S. government securities dealer in New York City, we must substitute another primary Treasury dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month), or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the date fixed for redemption.

We will mail a notice of redemption to each holder of Exchange Notes to be redeemed by first-class mail or delivered electronically (in the case of book-entry) at least 30 and not more than 60 days prior to the date fixed for redemption. Any notice to holders of Exchange Notes of such a redemption shall include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an officer’s certificate delivered to the trustee no later than one business day prior to the redemption date. Unless we default on payment of the redemption price, as of the redemption date, interest will cease to accrue on the Exchange Notes or portions thereof called for redemption. If fewer than all of the Exchange Notes are to be redeemed, the trustee will select, at least 30 days and not more than 60 days prior to the redemption date, the particular Exchange Notes or portions thereof for redemption from the outstanding Exchange Notes not previously redeemed (i) if the Exchange Notes are listed on any securities exchange, in accordance with the requirements of such exchange, or (ii) if the Exchange Notes are not so listed, by such method as the trustee deems fair and appropriate in accordance with DTC procedures. Exchange Notes of $2,000 principal amount or less will not be redeemed in part.

Change of Control

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the Exchange Notes as described above under “—Optional Redemption,” the Indenture provides that each holder of Exchange Notes will have the right to require us to purchase all or a portion of such holder’s Exchange Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of Exchange Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we are required to send, electronically or by first class mail, a notice to each holder of Exchange Notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Exchange Notes electing to have Exchange Notes purchased pursuant to a Change of Control Offer will be required to surrender their Exchange Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Exchange Note completed, to the paying agent at the address specified in the notice, or transfer their Exchange Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all Exchange Notes properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any one of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than us or one of our subsidiaries;

(2)

the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or any other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)

Advance Auto Parts consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Advance Auto Parts, in any such event pursuant to a transaction in which any of our outstanding Voting Stock (or any other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed) or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock (or any other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed) outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4)	the first day on which the majority of the members of our board of directors ceases to be Continuing Directors; or

(5)	the adoption of a plan relating to the liquidation or dissolution of Advance Auto Parts.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the Trigger Period. If a Rating Agency is not providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade, as applicable, by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually occurred.

“Continuing Director” means, as of any date of determination, any member of our board of directors that:

(1)	will be a member of such board of directors on the effective date of the Indenture; or

(2)

was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means each of Moody’s and S&P; provided that if either Moody’s or S&P ceases to provide rating services to companies or investors, we may appoint a replacement for such Rating Agency.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Trigger Period” means the period commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change).

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The change of control feature of the Exchange Notes may in certain circumstances make it more difficult to consummate or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Exchange Notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the Exchange Notes.

Certain Covenants

Limitation on Liens

The Indenture provides that we will not, and will not permit any of our subsidiaries to, create, incur, issue, assume or guarantee any debt secured by a Lien (other than Permitted Liens) upon any property or assets (other than deposit accounts, inventory, accounts receivable or the proceeds thereof), without making effective provision to secure all of the Exchange Notes, equally and ratably with any and all other debt secured thereby, so long as any of such other debt shall be so secured.

Limitation on Sale and Leaseback Transactions

The Indenture provides that we will not, and will not permit any subsidiary to, enter into any arrangement with any person providing for the leasing by us or any subsidiary of any property or assets that has been or is to be sold or transferred by us or such subsidiary to such person, with the intention of taking back a lease of such property or assets (a “Sale and Leaseback Transaction”) unless either:

(1)

within 12 months after the receipt of the proceeds of the sale or transfer, we or any subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such property or assets (as determined in good faith by our board of directors as of any date within 90 days prior to the date of such sale or transfer) to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt; or

(2)

we or such subsidiary would be entitled, at the effective date of the sale or transfer, to incur debt secured by a Lien on such property or assets in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the Exchange Notes pursuant to the covenant described under “—Limitation on Liens.”

The foregoing restriction in the paragraph above will not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals; (ii) between us and a subsidiary or between subsidiaries; provided that the lessor is us or a wholly-owned subsidiary, or (iii) entered into within 270 days after the later of the acquisition or completion of construction of the subject property or assets.

Merger, Consolidation or Sale of Assets

The Indenture provides that we shall not merge, consolidate or amalgamate with or into any other person (other than a merger of a wholly-owned subsidiary into Advance Auto Parts) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of our property in any one transaction or series of related transactions unless:

(1)

Advance Auto Parts shall be the surviving person or the surviving person (if other than Advance Auto Parts) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(2)

the surviving person (if other than Advance Auto Parts) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such surviving person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Exchange Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture and, if applicable, the registration rights agreement to be performed by us;

(3)	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing; and

(4)

we shall deliver, or cause to be delivered, to the trustee, an officer’s certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent in the Indenture relating to such transaction have been complied with.

For the purposes of this covenant, the sale, transfer, assignment, lease, conveyance or other disposition of all the property of one or more of our subsidiaries, which property, if held by us instead of such subsidiaries, would constitute all or substantially all of our property on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our property.

The Indenture provides that, unless the subsidiary guarantee of the applicable subsidiary guarantor is permitted to be released in connection with such transaction as described above under “—Subsidiary Guarantees,” such subsidiary guarantor shall not merge, consolidate or amalgamate with or into any other person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its property in any one transaction or series of related transactions unless:

(1)

such subsidiary guarantor shall be the surviving person or the surviving person (if other than such subsidiary guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, limited partnership or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(2)

the surviving person (if other than such subsidiary guarantor) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such surviving person, such subsidiary guarantor’s guarantee of the due and punctual payment of the principal of, and premium, if any, and interest on, all the Exchange Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture and, if applicable, the registration rights agreement to be performed by such subsidiary guarantor;

(3)	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing; and

(4)

we shall deliver, or cause to be delivered, to the trustee, an officer’s certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent in the Indenture relating to such transaction have been complied with.

Certain Definitions

The following terms used in “—Covenants” are defined as follows. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by us) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at our option, be extended).

“Consolidated Net Tangible Assets” means the aggregate amount of our assets (less applicable reserves and other properly deductible items) and our consolidated subsidiaries’ assets after deducting therefrom (a) all current liabilities (excluding the sum of any debt for money borrowed having a maturity of less than twelve months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendable beyond twelve months from such date at the option of the borrower and, without duplication, any current installments thereof payable within such twelve month period) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

“Funded Debt” means debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with United States generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any debt for which money in the amount necessary for the payment or redemption of such debt is deposited in trust either at or before the maturity date thereof.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, security interest, lien, encumbrance or other security arrangement of any kind or nature on or with respect to such property or assets.

“Permitted Liens” means:

(1)

Liens (other than Liens created or imposed under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), for taxes, assessments or governmental charges or levies not yet subject to penalties for non-timely payment or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property or assets subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(2)

statutory Liens of landlords and Liens of mechanics, materialmen, warehousemen, carriers and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that any such Liens which are material secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(3)

Liens (other than Liens created or imposed under ERISA) incurred or deposits made by us and our subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, laws or regulations, or to secure the performance of tenders, statutory obligations, bids, leases, trade or government contracts, surety, indemnification, appeal, performance and return-of-money bonds, letters of credit, bankers acceptances and other similar obligations (exclusive of obligations for the payment of borrowed money), or as security for customs or import duties and related amounts;

(4)

Liens in connection with attachments or judgments (including judgment or appeal bonds), provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(5)

Liens securing indebtedness (including capital leases) incurred to finance the purchase price or cost of construction of property or assets (or additions, repairs, alterations or improvements thereto), provided that such Liens and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

(6)	Liens securing industrial revenue bonds, pollution control bonds or similar types of tax-exempt bonds;

(7)

Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

(8)

encumbrances, covenants, conditions, restrictions, easements, reservations and rights of way or zoning, building code or other restrictions, (including defects or irregularities in title and similar encumbrances) as to the use of real property, or Liens incidental to conduct of the business or to the ownership of our or our subsidiaries’ properties not securing debt that do not in the aggregate materially impair the use of said properties in the operation of our business, including our subsidiaries, taken as a whole;

(9)	leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with our business, including our subsidiaries, taken as a whole;

(10)	Liens on property or assets at the time such property or assets is acquired by us or any of our subsidiaries;

(11)	Liens on property or assets of any person at the time such person becomes one of our subsidiaries;

(12)	Liens on receivables from customers sold to third parties pursuant to credit arrangements in the ordinary course of business;

(13)	Liens existing on the date of the Indenture or any extensions, amendments, renewals, refinancings, replacements or other modifications thereto;

(14)

Liens on any property or assets created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property or assets, whether directly or indirectly, by way of share disposition or otherwise;

(15)	Liens securing debt of one of our subsidiaries owed to us or to another one of our subsidiaries;

(16)

Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(17)	Liens to secure debt of joint ventures in which we or any of our subsidiaries has an interest, to the extent such Liens are on property or assets of, or equity interests in, such joint ventures;

(18)

Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(19)	Liens arising from financing statement filings regarding operating leases;

(20)	Liens in favor of customs and revenue authorities to secure custom duties in connection with the importation of goods;

(21)

Liens securing the financing of insurance premiums payable on insurance policies; provided, that, such Liens shall only encumber unearned premiums with respect to such insurance, interests in any state guarantee fund relating to such insurance and subject and subordinate to the rights and interests of any loss payee, loss payments which shall reduce such unearned premiums;

(22)	Liens securing cash management obligations (that do not constitute indebtedness) in the ordinary course of business;

(23)	Liens on any property or assets of our foreign subsidiaries securing debt of such subsidiaries (but not of our or any of our domestic subsidiaries’ debt);

(24)

Liens securing indebtedness in an aggregate principal amount at any time outstanding not exceeding $250.0 million in respect of any arrangement under which we or any subsidiary transfers, once or on a revolving basis, without recourse (except for indemnities and representations customary for securitization transactions and except for the retention of risk in an amount and form required by applicable laws and regulations or as is customary for a similar type of transaction) involving one or more “true sale” transactions, accounts receivable or interests therein and related assets customarily transferred in connection with securitization transactions (a) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers; and

(25)

other Liens on our property or assets and the property or assets of our subsidiaries securing debt in an aggregate principal amount (together with the aggregate amount of all Attributable Debt in respect of Sale and Leaseback Transactions entered into in reliance on this clause) not to exceed, as of any date of incurrence of such debt pursuant to this clause and after giving effect to such incurrence and the application of the proceeds therefrom, the greater of (1) $375.0 million and (2) 15% of our Consolidated Net Tangible Assets.

“Senior Funded Debt” means all Funded Debt of ours or our subsidiaries (except Funded Debt, the payment of which is subordinated to the payment of the Notes).

Events of Default

Each of the following constitutes an event of default with respect to the Exchange Notes:

(1)	a default in payment of the principal amount or redemption price with respect to any Exchange Note when such amount becomes due and payable;

(2)	our failure to pay interest on any Exchange Note within 30 days of when such amount becomes due and payable;

(3)

our failure to comply with any of our covenants or agreements in the Indenture or the Exchange Notes (other than a failure that is subject to the foregoing clause (1) or (2)) and our failure to cure (or obtain a waiver of) such default and such failure continues for 60 days after written notice is given to us as provided below;

(4)

a default under any debt for money borrowed by us or any subsidiary that results in acceleration of the maturity of such debt, or failure to pay any such debt within any applicable grace period after final stated maturity, in an aggregate amount greater than $25.0 million at any time that any Existing Notes remain outstanding, or $75.0 million at any time that no Existing Notes remain outstanding, or its foreign currency equivalent at the time without such debt having been discharged or acceleration having been rescinded or annulled within 10 days after receipt by us of notice of the default by the trustee or holders of not less than 25% in aggregate principal amount of the Notes then outstanding (the “cross acceleration provision”);

(5)

certain events of bankruptcy, insolvency or reorganization affecting us, any subsidiary guarantor or any subsidiary that would be a significant subsidiary of Advance Auto Parts within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (a “Significant Subsidiary”) (the “bankruptcy provisions”); and

(6)

except as permitted by the Indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any subsidiary guarantor, or any person acting on its behalf, shall deny or disaffirm its obligation under the subsidiary guarantee.

A default under clause (3) is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify us of the default and we do not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

We will deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action we are taking or propose to take with respect thereto.

If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to us or any subsidiary guarantor) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare, by notice to us in writing (and to the trustee, if given by holders of such Notes) specifying the event of default, to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us or any subsidiary guarantor shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes.

No holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(1)	such holder has previously given to the trustee written notice of a continuing event of default,

(2)

the registered holders of at least 25% in aggregate principal amount of the Notes then outstanding have made a written request and offered indemnity or security to the trustee reasonably satisfactory to it to institute such proceeding as trustee, and

(3)

the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Notes then outstanding a written direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

The Indenture provides that, if a default with respect to the Notes occurs and is continuing and is known to the trustee, the trustee must mail to each holder of Notes notice of the default within 90 days after it occurs. The trustee may withhold the notice if and so long as it in good faith determines that withholding notice is in the interest of the holders of the Notes.

The Indenture requires us to furnish to the trustee, within 120 days after the end of each fiscal year, a written statement of an officer regarding compliance with the Indenture. Within 30 days after the occurrence of any default or event of default, we are required to deliver to the trustee written notice in the form of an officer’s certificate a statement specifying its status and what actions we are taking or propose to take with respect thereto.

Modification and Waiver

Modifications and amendments of the Indenture as it relates to the Exchange Notes may be made by us, the subsidiary guarantors and the trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding Exchange Notes affected by such modification or amendment.

No such modification or amendment may, without the consent of the holder of each outstanding Exchange Note affected thereby:

•	reduce the percentage of principal amount of Exchange Notes the holders of which must consent to an amendment, modification, supplement or waiver;

•	reduce the rate of or extend the time of payment for interest on any Exchange Note;

•	reduce the principal amount or extend the stated maturity of any Exchange Note;

•	reduce the redemption price of any Exchange Note or add redemption provisions to any Exchange Note;

•	make any Exchange Note payable in money other than that stated in the Indenture or the Exchange Note;

•	other than in accordance with the provisions of the Indenture, eliminate any existing subsidiary guarantee of the Exchange Notes;

•	impair the right to receive, and to institute suit for the enforcement of, any payment with respect to the Exchange Notes; or

•	make any change to the amendment and waiver provisions of the Exchange Notes.

Without the consent of any holder, we, the subsidiary guarantors and the trustee may amend the Indenture to, among other things, cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of our or any subsidiary guarantor’s obligations under the Indenture as permitted thereunder, to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture, to add guarantees with respect to the Exchange Notes or to make any other change that does not adversely affect the rights of any holder in any material respect.

The holders of at least a majority in principal amount of the outstanding Notes affected may waive compliance by us with certain restrictive provisions of the Indenture. The holders of at least a majority in principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding Note.

Defeasance

We may terminate at any time all our obligations with respect to the Notes, which we refer to as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. We may also terminate at any time our obligations with respect to the Notes under the covenants described under “—Change of Control,” “—Certain Covenants” and “—SEC Reports,” and the operation of the cross acceleration provision and the bankruptcy provisions with respect to Significant Subsidiaries and subsidiary guarantors, which we refer to as “covenant defeasance.” We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an event of default specified in clause (3) (with respect to the covenants described under “—Change of Control,” “—Certain Covenants” or “—SEC Reports”). If we exercise our legal defeasance option or our covenant defeasance option, each subsidiary guarantor will be released from its obligations with respect to its subsidiary guarantee.

The legal defeasance option or the covenant defeasance option with respect to the Notes may be exercised only if:

(1)	we irrevocably deposit in trust with the trustee money or U.S. Government obligations or a combination thereof for the payment of principal of and interest on the Notes to maturity;

(2)

we deliver to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity;

(3)

123 days pass after the deposit is made and during the 123-day period no default described in clause (5) under “—Events of Default” occurs with respect to us or any other person making such deposit which is continuing at the end of the period;

(4)

no default or event of default has occurred and is continuing on the date of such deposit (other than, if applicable, a default or event of default with respect to the Notes resulting from the borrowing of funds to be applied to such deposits);

(5)	such deposit does not constitute a default under any other agreement or instrument binding us;

(6)	we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit does not require registration under the Investment Company Act of 1940, as amended;

(7)

in the case of the legal defeasance option, we deliver to the trustee an opinion of counsel stating that (i) we have received from the IRS a ruling, or (ii) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(8)

in the case of the covenant defeasance option, we deliver to the trustee an opinion of counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(9)

we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Discharge of the Indenture

When (i) we deliver to the trustee all outstanding Notes (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and we irrevocably deposit with the trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon, and if in either case we pay all other sums related to the Notes payable under the Indenture by us, then the Indenture shall, subject to certain surviving provisions, cease to be of further effect. The trustee shall acknowledge satisfaction and discharge of the Indenture with respect to the Notes on our demand accompanied by an officer’s certificate and an opinion of counsel.

Regarding the Trustee

The Indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Governing Law

The Indenture, the Exchange Notes and the subsidiary guarantees will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

SEC Reports

Notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the SEC and provide the trustee and holders of Exchange Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a registrant that is a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that we will not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings.

Book-Entry, Delivery and Form

Certain Book-Entry Procedures for the Global Exchange Notes

The Exchange Notes will be represented by one or more permanent global Exchange Notes in definitive, fully registered form without interest coupons (the “global notes”). The global notes will be deposited upon issuance with the trustee, as custodian for DTC, and registered in the name of DTC or its nominee.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the United States) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) (in Europe), or Clearstream Banking, société anonyme (“Clearstream”) if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Interests in the global notes will be held in minimum denominations of $2,000 and any integral multiple of $1,000 above that amount. Except as set forth below, the global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time. The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time.

DTC

DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC holds securities for its participants (“DTC Participants”) and facilitates the clearance and settlement of securities transactions in deposited securities among DTC Participants through electronic book-entry changes to the accounts of DTC Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC Participants include securities brokers and dealers (including some or all of the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system also is available to other entities, such as Clearstream, Euroclear, banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a direct DTC Participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through direct DTC Participants or Indirect Participants in DTC.

Clearstream

Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical transfer and delivery of certificates.

Clearstream provides Clearstream Participants with services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream also is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to the cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical transfer and delivery of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfer of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of the Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants. Distributions with respect to Exchange Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Euroclear.

Book-Entry Procedures

Pursuant to procedures established by DTC, upon issuance of the Exchange Notes represented by a global note in connection with the Exchange Offer, DTC will credit, on its book-entry registration and transfer system, the accounts of direct DTC Participants designated by the Exchange Agent with the applicable principal amount of the Exchange Notes exchanged for the Original Notes in the Exchange Offer. Ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership interests in the global notes will be effected only through, records maintained by DTC (with respect to the interests of DTC Participants) and by DTC Participants and Indirect Participants (with respect to the interests of persons other than DTC Participants).

The laws of some jurisdictions may require that some purchasers of Exchange Notes take physical delivery of those Exchange Notes in definitive form. Accordingly, the ability to transfer beneficial interests in Exchange Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of DTC Participants, who in turn act on behalf of persons who hold interests through such DTC Participants, the ability of a person holding a beneficial interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical note in respect of that interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the Exchange Notes represented by that global note for all purposes of the Exchange Notes and the Indenture. Except as provided below, owners of beneficial interests in a global note (1) will not be entitled to have the Exchange Notes represented by that global note registered in their names, (2) will not receive or be entitled to receive physical delivery of certificated Exchange Notes, and (3) will not be considered the owners or holders of the Exchange Notes represented by that beneficial interest under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a DTC Participant or an Indirect Participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Exchange Notes under the Indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of Notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to nor payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Exchange Notes.

Beneficial interests in the global notes may not be exchanged for certificated notes. However, if DTC notifies us that it is unwilling or unable to be a depositary for the global notes or ceases to be a clearing agency or if we so elect (subject to DTC’s procedures) or if there is an event of default under the Exchange Notes, DTC will exchange the global notes for certificated Exchange Notes that it will distribute to its participants.

In connection with any proposed exchange of global notes for Exchange Notes in definitive registered form, we or DTC will be required to provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including, without limitation, any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on any such information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Payments with respect to the principal of and interest on a global note will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the Exchange Notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global note. Payments by the DTC Participants and the Indirect Participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the DTC Participants and Indirect Participants and not of DTC.

Secondary market trading between DTC Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Secondary market trading between Euroclear Participants or Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and persons holding directly or indirectly through Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Although we understand that DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. None of Advance Auto Parts, any subsidiary guarantor, the trustee or any of their respective agents will have any responsibility or liability for the performance by DTC, Euroclear or Clearstream or their respective participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Settlement and Payment

We will make payments in respect of the Exchange Notes represented by the global notes (including principal and interest) by wire transfer of immediately available funds to the accounts specified by the global note holder. We shall pay principal and interest on any Exchange Note in definitive registered form (without a coupon) by check mailed to the address of the person entitled thereto as it appears in the note register (or upon written notice from such person given at least 15 days before the payment date, by wire transfer in immediately available funds if such person is entitled to interest on an aggregate principal amount of Exchange Notes in excess of $2.0 million).

Because of time zone differences, the securities account of a Euroclear Participant or Clearstream Participant purchasing an interest in a global note from a DTC Participant will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

None of Advance Auto Parts, any subsidiary guarantor, the trustee or any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global note, or for maintaining, supervising or reviewing any records.

REGISTRATION RIGHTS

The following description of the Registration Rights Agreement is a summary and does not describe every aspect of the Registration Rights Agreement. This summary is subject to, and is qualified in its entirety by, reference to all of the provisions of the Registration Rights Agreement. We urge you to read the Registration Rights Agreement in its entirety because it, and not the following summary, will define your rights as a holder of Notes under that agreement. A copy of the Registration Rights Agreement was filed with the SEC and may also be obtained upon request at the address set forth under “Where You Can Find More Information.”

In connection with the issuance of the Original Notes, we entered into the Registration Rights Agreement, pursuant to which we and the subsidiary guarantors agreed that we would, at our expense, for the benefit of the holders of Original Notes, use our commercially reasonable efforts to (i) file, no later than 180 days after the Original Notes were issued, a registration statement on an appropriate registration form with respect to a registered offer to exchange the Original Notes (and related guarantees) for Exchange Notes (and new related guarantees), which will have terms substantially identical in all material respects to the Original Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and Additional Interest (as defined below)) and (ii) cause the exchange offer registration statement to be declared effective under the Securities Act within 255 days after the Original Notes were issued. When the SEC declares the registration statement effective, we will promptly commence the Exchange Offer.

The Exchange Offer will remain open for 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is transmitted to the holders of Original Notes. For any Original Note surrendered to us pursuant to the Exchange Offer, the holder thereof will receive an Exchange Note having a principal amount equal to that of the surrendered Original Note. Interest on each Exchange Note will accrue (i) from the later of (A) the last interest payment date on which interest was paid on the Original Note surrendered in exchange therefor or (B) if the Original Note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (ii) if no interest has been paid on such note, from April 16, 2020.

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the Exchange Notes and the related guarantees will be freely transferable by holders thereof (other than our affiliates) after the completion of the Exchange Offer without further registration under the Securities Act; provided, however, that each holder of Original Notes that participates in the Exchange Offer will be required to represent to us at the time of the consummation of the Exchange Offer: (i) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) that, at the time of the commencement of the Exchange Offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the Exchange Notes in violation of the Securities Act, (iii) that it is not an “affiliate” (as defined in Rule 405 promulgated under Securities Act) of ours, (iv) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes and (v) if such holder is a broker-dealer (a “participating broker-dealer”), that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes. We agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Exchange Notes. Our consummation of the Exchange Offer is subject to certain conditions described in the Registration Rights Agreement, including, without limitation, our receipt of the representations from participating holders as described above and in the Registration Rights Agreement.

If (i) because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within the registration period contemplated by the Registration Rights Agreement, (iii) in certain circumstances, certain holders of unregistered Exchange Notes so request or (iv) in the case of any holder of Original Notes that participates in the Exchange Offer, such holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act), then, in each case, we will, at our expense, use commercially reasonable efforts to (a) file a shelf registration statement as soon as practicable after the filing obligation arises covering resales of the Original Notes and use our commercially reasonable efforts to cause such shelf registration statement to be declared effective under the Securities Act within 270 days after the date, if any, on which we became obligated to file the shelf registration statement and (b) keep such shelf registration statement continuously effective until the earlier of (i) one year after the effective date of such shelf registration statement and (ii) such time as all of the Original Notes eligible to be sold under the shelf registration statement have been sold pursuant to the shelf registration statement or are freely tradeable pursuant to Rule 144(k) of the Securities Act and the applicable interpretations of the SEC. We will, in the event that a shelf registration statement is filed, provide to each holder whose Original Notes are registered under such shelf registration statement copies of the prospectus that is a part of such shelf registration statement, notify each such holder when such shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Original Notes. A holder that sells Original Notes pursuant to a shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder, including certain indemnification rights and obligations. No holder will be entitled to be named as a selling security holder in the shelf registration statement or to use the prospectus forming a part thereof for resales of the Original Notes unless such holder has signed and returned to us a notice and questionnaire as distributed by us consenting to such holder’s inclusion in the shelf registration statement and related prospectus as a selling security holder and providing further information to us.

If:

(A)

we have not exchanged Exchange Notes for all Original Notes validly tendered in accordance with the terms of the Exchange Offer within 365 days after the Original Notes were issued, and a shelf registration statement has not been declared effective under the Securities Act within 270 days after the date, if any, on which we became obligated to file the shelf registration statement pursuant to the Registration Rights Agreement; or

(B)

if applicable, a shelf registration statement covering resales of the Original Notes has been declared effective and such shelf registration statement ceases to be effective at any time during the effectiveness period (subject to certain exceptions) (each such event referred to in clauses (A) and (B), a “Registration Default”), then additional interest (“Additional Interest”) will accrue on the principal amount of the Original Notes at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default, which rate will, after such 90-day period, increase to a maximum of 0.50% per annum thereafter (any such Additional Interest to be calculated by us) commencing on (x) the first day after the expiration of the registration period contemplated by the Registration Rights Agreement (in the case of clause (A) above) or (y) the day such shelf registration statement ceases to be effective (in the case of clause (B) above); provided, however, that, upon the exchange of Exchange Notes for all Original Notes tendered (in the case of clause (A) above) or upon the effectiveness of a shelf registration statement that had ceased to remain effective (in the case of clause (B) above) or if the Original Notes otherwise no longer constitute transfer restricted securities (as such term is defined in the Registration Rights Agreement), Additional Interest on such Original Notes as a result of such clause (or the relevant sub-clause thereof), as the case may be, shall cease to accrue.

Any amounts of Additional Interest due will be payable in cash on the same original interest payment dates as interest on the Notes is payable. All references to interest in the Indenture also refer to Additional Interest.

Any Additional Interest will constitute liquidated damages and will be the exclusive remedy, monetary or otherwise, available to any holder of Notes with respect to any Registration Default.

The Exchange Notes will be accepted for clearance through DTC.

The Registration Rights Agreement provides that a holder of Notes agrees to be bound by the provisions of the Registration Rights Agreement whether or not the holder has signed the Registration Rights Agreement.

PLAN OF DISTRIBUTION

Under existing interpretations of the staff of the SEC, set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the Exchange Notes would generally be freely tradable after the completion of the Exchange Offer without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, each holder of Original Notes who is an affiliate of ours or who intends to participate in the Exchange Offer for the purposes of distributing the Exchange Notes:

•	will not be able to rely on the interpretations of the SEC staff;

•	will not be entitled to participate in the Exchange Offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Notes, unless that sale or transfer is made pursuant to an exemption from those requirements.

Each holder of Original Notes that participates in the Exchange Offer will be required to represent to us at the time of consummation of the Exchange Offer that:

•	it is not an affiliate of ours;

•	it is not a broker-dealer tendering Original Notes acquired directly from us for its own account;

•	the Exchange Notes to be received by it will be acquired in the ordinary course of its business; and

•

it is not engaged and does not intend to engage in, and has no arrangement or understanding with any person, to participate in the distribution, within the meaning of the Securities Act, of the Exchange Notes.

In addition, in connection with any resales of the Exchange Notes, any broker-dealer that acquired Exchange Notes for its own account as a result of market-making or other trading activities (“exchanging broker-dealers”) may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes. The SEC has taken the position that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes with the prospectus contained in the exchange offer registration statement. Under the Registration Rights Agreement, we will be required for a limited period to allow exchanging broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of Exchange Notes.

The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. In addition, the letter of transmittal states that if the exchange offeree is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were not acquired as a result of market-making activities or other trading activities, such broker-dealer will not be able to participate in the Exchange Offer.

We have not sought and do not intend to seek a no-action letter from the SEC with respect to the Exchange Offer, and there can be no assurance that the SEC staff would make a similar determination with respect to the Exchange Notes as it has in such no-action letters.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the exchange of unregistered Original Notes for Exchange Notes pursuant to the Exchange Offer, but does not purport to be a complete analysis of all the potential tax considerations relating to the Exchange Offer. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated or proposed thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations. We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks and certain other financial institutions, partnerships and other pass-through entities, regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, holders subject to alternative minimum tax, tax-exempt organizations, tax deferred or other retirement accounts and persons holding the Exchange Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or the effects of any other U.S. federal tax laws, including the gift and estate tax, the alternative minimum tax and the Medicare tax.

The exchange of an Original Note for an Exchange Note pursuant to the Exchange Offer (described under “Exchange Offer”) will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize any taxable gain or loss upon the receipt of an Exchange Note pursuant to the Exchange Offer, your holding period for an Exchange Note will include the holding period of the Original Note exchanged therefor, your adjusted tax basis in an Exchange Note will be the same as the adjusted tax basis in the Original Note immediately before such exchange, and all of the U.S. federal income tax considerations associated with owning an Original Note will continue to apply to the Exchange Note received in exchange therefor.

HOLDERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS RELATING TO THE EXCHANGE OFFER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

LEGAL MATTERS

White & Case LLP will pass upon certain legal matters for us relating to the validity of the Exchange Notes offered hereby and New York, California and Texas law. Williams Mullen will pass upon certain matters of Massachusetts, North Carolina and Virginia law for us, and Brownstein Hyatt Farber Schreck, LLP will pass upon certain matters of Nevada law for us.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, and the effectiveness of Advance Auto Parts, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph regarding our adoption of Accounting Standards Update 2016-02, Leases (Topic 842) and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from our website at www.AdvanceAutoParts.com or from the SEC’s website at www.sec.gov. The information on or accessed through our website is not incorporated by reference into and is not made a part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents that are “furnished”):

•	our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed with the SEC on February 18, 2020;

•	our Quarterly Report on Form 10-Q for the sixteen weeks ended April 18, 2020, filed with the SEC on May 19, 2020; and

•	our Current Reports on Form 8-K, filed with the SEC on March 4, 2020, March 20, 2020, April 13, 2020, April 17, 2020 and May 21, 2020.

All other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities that may be offered by this prospectus, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this registration statement from the date of the filing of such documents.

We make available free of charge through our website (www.AdvanceAutoParts.com) our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and registration statements, and amendments thereto, filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus and does not constitute a part of this registration statement.

Advance Auto Parts, Inc.

Offer to Exchange

Any and all of the outstanding 3.900% Notes due 2030

for registered 3.900% Notes due 2030

PROSPECTUS